For Immediate Release on May 25, 2011

WaferGen Announces $30 Million Financing

Contact:

WaferGen

Don Huffman, CFO
Don.Huffman@wafergen.com
510-651-4450

Media contact:
Joyce Strand
Joyce.Strand@wafergen.co

Investor contact:
Timothy Ryan
tryan@shorehamgroupllc.com
212 242-7777

Investment by Three Leading Life Science Institutional Investors

Fremont, Calif., May 25, 2011 — WaferGen Biosystems, Inc. (OTCBB:WGBS), a leading developer of state-of-the-art genomic analysis systems, today announced it has entered into definitive agreements with three leading institutional life science investors, Great Point Partners, LLC, Deerfield Management and Merlin Nexus, and certain members of the Board and management in a $30.4 million private placement financing of equity and debt.  The private placement is subject to standard and customary closing conditions and is expected to close by May 27, 2011.

The private placement consists of $15.2 million of non-voting convertible Preferred Stock and $15.2 million of non-voting convertible Notes due November 2014.  The Preferred Stock is convertible into common stock at $0.52 per share and has a coupon of 5% per annum. The Notes are convertible into non-voting convertible Preferred Stock which is convertible into common stock at $0.57 per share and carry an interest rate of 5% per annum.  In addition, investors will receive 5-year warrants to purchase approximately 56 million shares of common stock at an exercise price of $0.62.

Net proceeds from this financing will be used for expanding the commercialization capabilities of the company to market the SmartChip Real-Time PCR system and related products, and for working capital and general corporate purposes.

“This significant financing provided by strong life sciences investors will enable WaferGen to grow our business through the aggressive commercialization of our SmartChip System, a transformative platform technology to speed and enhance research for the development of genomics-based products,” said Alnoor Shivji, chairman and CEO.  “Our strategy is to accelerate the building of a sales force and distribution channels worldwide.  At the same time, in response to market demand, we plan to expand the applicability of this research tool to increase the number of genomic research disciplines that can benefit from the high-throughput SmartChip System.”

“We believe the SmartChip System meets an important unmet need in the rapidly growing genomic tools marketplace,” said Scott Davidson, Managing Director of Great Point Partners, LLC.  “We have confidence in Alnoor and the team he has built at WaferGen and are pleased, together with the other participants in the offering, to provide the capital necessary to actualize the potential of this exciting technology.”

Oppenheimer & Co. Inc. acted as lead placement agent for the financing.

About WaferGen and the SmartChip Real-Time PCR System

WaferGen Biosystems, Inc. is a leader in the development, manufacture and sale of state-of-the-art systems for genomic analysis for the life science and pharmaceutical industries.  The company currently offers the breakthrough SmartChip Real-Time PCR System, the next-generation Real-Time PCR system for discovery and validation of biomarkers, or gene expression patterns, on a single platform.  WaferGen believes that the SmartChip System is ideal for researchers seeking to confirm discoveries made with the growing use of next-generation sequencing.  In addition, the high throughput capabilities of the SmartChip System enable researchers to extend their research across large panels of genes, and hundreds of samples, at a very reasonable cost.

Combined with next-generation chemistry and optimized assays being developed by WaferGen under the guidance of David Gelfand, Ph.D., Chief Scientific Officer and one of the pioneers of PCR, the SmartChip System is designed to provide accurate, highly sensitive and high-throughput gene expression profiling capabilities to researchers, clinicians and pharmaceutical companies.

In addition, the company offers an innovative fee-based service for gene-expression profiling using the SmartChip System.  For additional information, please see http://www.wafergen.com.

Private Placement and Forward Looking Statements

The securities are being issued to the investors under Regulation D of the Securities Act of 1933, as amended.  The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration requirements.

This press release is not an offer to sell or the solicitation of an offer to buy the securities issued in the private placement or any other securities of the company.

This press release contains certain “forward-looking statements”.  Such statements include statements relating to the financing, including the use of net proceeds from the transaction, statements relating to the expected throughput levels of the SmartChip Real-Time PCR System, and other statements relating to future events are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words.

Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the control of the company.  Actual results may differ materially from the expectations contained in the forward-looking statements.  Factors that may cause such differences include the risks that: (i) the company may not be able to close the current financing, which is subject to certain conditions beyond the company’s control; (ii) the company may be unsuccessful in commercially developing its products or in achieving market acceptance of new and relatively unproven technologies; (iii) the company may need to raise additional capital to meet its business requirements in the future and the company may not be able to do so on reasonable terms or at all; (iv) the company’s proprietary intellectual property rights may not adequately protect its products and technologies; and (v) the company expects intense competition in its target markets, including from companies that have much greater resources than the company, and there can be no assurance that the company will be able to compete effectively.  More detailed information about the company and the risk factors that may affect the realization of forward-looking statements is set forth in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the company’s most recent Quarterly Report on Form 10-Q for the period ended March 31, 2011.  Investors and security holders are urged to read these documents free of charge on the SEC’s web site at www.sec.gov.  The company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

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